UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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AWARE, INC.
(Name of Registrant as Specified In Its Charter)

NOT APPLICABLE
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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* * * * *

Aware, Inc.

Notice of Annual Meeting of Stockholders

to be held on May 20, 2009

Aware, Inc. hereby gives notice that it will hold its annual meeting of stockholders at the Doubletree Hotel Boston/Bedford Glen, 44 Middlesex Turnpike, Bedford, Massachusetts on Wednesday, May 20, 2009, beginning at 10:00 a.m., local time, for the following purposes:

1.	To consider and vote upon the election of three Class I directors;

2.	To approve amendments to existing equity plans to allow for an option exchange program for employees other than directors and executive officers; and

3.	To transact such other business as may properly come before the annual meeting or any adjournment thereof.

The board of directors has fixed the close of business on April 15, 2009 as the record date for the determination of the stockholders of Aware entitled to receive notice of the annual meeting and to vote at the meeting.  Only stockholders of record on that date are entitled to receive notice of the annual meeting and to vote at the meeting or any adjournment thereof.

                    By order of the board of directors,

                    /s/ Michael A. Tzannes

                    Michael A. Tzannes
                    Chief Executive Officer

April 20, 2009
Bedford, Massachusetts

YOUR VOTE IS IMPORTANT

Please sign and return the enclosed proxy or vote your proxy over the Internet or by telephone, whether or not you plan to attend the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 20, 2009.  The Proxy Statement and our 2008 Annual Report to Stockholders are available on the following web sites: www.envisionreports.com/AWRE for registered holders and www.edocumentview.com for street holders.

Aware, Inc.
40 Middlesex Turnpike
Bedford, Massachusetts 01730
(781) 276-4000

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

to be held on May 20, 2009

This proxy statement relates to the 2009 annual meeting of stockholders of Aware, Inc. The annual meeting will take place as follows:

Date:	May 20, 2009
Time:	10:00 a.m.
Place:	Doubletree Hotel Boston/Bedford Glen 44 Middlesex Turnpike Bedford, Massachusetts

The board of directors of Aware is soliciting proxies for the annual meeting and adjournments of the annual meeting.  If a stockholder returns a properly executed proxy or votes his or her proxy over the Internet or by telephone, the shares represented by the proxy will be voted in accordance with the stockholder’s directions.  If a stockholder does not specify a vote on any proposal, the shares covered by his or her proxy will be voted on that proposal as management recommends.  Aware encourages its stockholders to vote on all proposals.  A stockholder may revoke its proxy at any time before it has been exercised.

Aware is mailing this proxy statement and the enclosed form of proxy to stockholders on or about April 22, 2009.

PROXY STATEMENT
table of contents

Annual Meeting of Stockholders	3
Purpose of the annual meeting	3
Record date	3
Method of voting	3
Quorum	4
Vote required; tabulation of votes	4
Revocation of proxies	4
Solicitation of proxies	5
Internet access to proxy materials	5
Directions to annual meeting	5
Matters To Be Considered At The Annual Meeting	6
Proposal One—Election of Directors	6
Proposal Two—Approval of Plan Amendments to Authorize a Stock Option Exchange Program for Employees Other than Executive Officers and Directors	7
Corporate Governance	12
Directors and Executive Officers	13
Directors and executive officers	13
Certain relationships and related transactions	15
Committees and meetings of the board	16
Policy regarding board attendance	17
Communications with our board of directors	17
Code of ethics	18
Compensation committee interlocks and insider participation	18
Compensation of Executive Officers and Directors	18
Compensation Discussion and Analysis	18
Compensation Committee Report	24
Executive Compensation	25
Director Compensation	29
Report of the Audit Committee	30

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters	31
Principal stockholders	31
Equity compensation plan information	32
Section 16(a) Beneficial Ownership Reporting Compliance	35
Independent Accountants	35
Fees for professional services	35
Attendance at annual meeting	36
Pre-approval policies and procedures	36
Stockholder Proposals	36
Available Information	36
Annex A - Audit Committee Charter	A-1

ANNUAL MEETING OF STOCKHOLDERS

Purpose of the annual meeting

At the annual meeting, Aware will submit two proposals to the stockholders:

Proposal 1:	To elect three Class I directors for three-year terms.
Proposal 2:	To approve amendments to existing equity plans to allow for an option exchange program for employees other than directors and executive officers.

Currently, Aware does not intend to submit any other proposals to the stockholders at the annual meeting.  The board of directors was not aware, a reasonable time before mailing this proxy statement to stockholders, of any other business that may be properly presented for action at the annual meeting.  If any other business comes before the annual meeting, the persons present will have discretionary authority to vote the shares they own or represent by proxy in accordance with their judgment, to the extent authorized by applicable regulations.

Record date

The board of directors of Aware has fixed the close of business on April 15, 2009 as the record date for the annual meeting. Only stockholders of record at the close of business on that date are entitled to receive notice of the meeting and to vote at the meeting or any adjournment of the meeting.  At the close of business on the record date, there were issued and outstanding 23,281,204 shares of Aware’s common stock, which are entitled to cast 23,281,204 votes.  A list of stockholders entitled to notice of the 2009 annual meeting is available for inspection by any stockholder at our principal office at 40 Middlesex Turnpike, Bedford, MA.

Methods of voting

The shares represented by your properly signed proxy card will be voted in accordance with your directions.  If you do not specify a choice with respect to a proposal for which our board of directors has made a recommendation, the shares covered by your signed proxy card will be voted as recommended in this proxy statement.  We encourage you to vote on all matters to be considered.

Voting by mail:

By signing and returning the proxy card in the enclosed envelope, you are enabling the individuals named on the proxy card (known as “proxies”) to vote your shares at the meeting in the manner you indicate.  We encourage you to sign and return the proxy card even if you plan to attend the meeting.  In this way, your shares will be voted even if you are unable to attend the meeting.  If you received more than one proxy card, it is an indication that your shares are held in multiple accounts.  Please sign and return all proxy cards to ensure that all of your shares are voted.

Voting by telephone:

To vote by telephone, please follow the instructions included on your proxy card.  If you vote by telephone, you do not need to complete and mail your proxy card.

Voting on the Internet:

To vote on the Internet, please follow the instructions included on your proxy card.  If you vote on the Internet, you do not need to complete and mail your proxy card.

Voting in person at the meeting:

If you plan to attend the meeting and vote in person, we will provide you with a ballot at the meeting.  If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the meeting.  If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of the shares held in street name.  If you wish to vote shares held in street name at the meeting, you will need to bring with you to the meeting a legal proxy from your broker or other nominee authorizing you to vote your shares.

Quorum

Aware’s by-laws provide that a quorum at the annual meeting will be a majority in interest of all stock issued, outstanding and entitled to vote at the meeting.  Aware will treat shares of common stock represented by a properly signed and returned proxy or a proxy properly delivered over the Internet or by telephone as present at the meeting for purposes of determining the existence of a quorum at the meeting.  In general, Aware will count votes withheld from any nominee for election as director, abstentions and broker “non-votes” as present or represented for purposes of determining the existence of a quorum at the meeting.  A broker “non-vote” occurs when a broker or nominee holding shares for a beneficial owner does not vote on a proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner with respect to that proposal.

Vote required; tabulation of votes

The election of each Class I director will require the affirmative vote of a plurality of the shares of common stock properly cast on the proposal.   The approval of the amendments to certain of our existing equity plans requires the affirmative vote of a majority of the votes properly cast on the proposal. Abstentions, votes withheld from the director-nominee, and broker non-votes will not count as votes cast for or against the applicable proposal and accordingly will not affect the outcome of the vote.

Aware’s transfer agent, Computershare Trust Co., Inc., will tabulate the votes at the annual meeting.  Computershare will tabulate separately the vote on each matter submitted to stockholders.

Revocation of proxies

A stockholder who has executed a proxy may revoke the proxy at any time before it is exercised at the annual meeting in three ways:

•	by giving written notice of revocation to the Secretary of Aware at the following address:

Aware, Inc.
40 Middlesex Turnpike
Bedford, Massachusetts  01730
Attention:  Secretary

•	by signing and returning another proxy with a later date; or

•	by attending the annual meeting and informing the Secretary of Aware in writing that he or she wishes to vote in person.

Mere attendance at the annual meeting will not in and of itself revoke the proxy.  Accordingly, stockholders who have delivered proxies in advance of the annual meeting may change their votes at any time before or at the annual meeting.

Solicitation of proxies

Aware will bear all costs incurred in connection with the solicitation of proxies for the annual meeting.  Aware will reimburse brokers, banks, fiduciaries, nominees and others for the out-of-pocket expenses and other reasonable clerical expenses they incur in forwarding proxy materials to beneficial owners of common stock held in their names.  In addition to this solicitation by mail, Aware’s directors, officers and employees may solicit proxies, without additional remuneration, by telephone, facsimile, electronic mail, telegraph and in person.  Aware expects that the expenses of any special solicitation will be nominal.  At present, Aware does not expect to pay any compensation to any other person or firm for the solicitation of proxies.

Internet access to proxy materials

The notice of annual meeting, this proxy statement and our 2008 annual report to stockholders are available on the Internet at www.envisionreports.com/AWRE for registered holders and www.edocumentview.com for street holders.  These web sites do not use “cookies” to track or identify visitors to the web site.

Directions to annual meeting

If you are planning to attend our 2009 annual meeting of stockholders, below are directions to the Doubletree Hotel Boston/Bedford Glen, 44 Middlesex Turnpike, Bedford, Massachusetts:

From Boston
Take I-93 North to Exit 37B (I-95/Route 128 South). Follow I-95/Route 128 South to Exit 32A (Route 3 North). Take Exit 26, Route 62 and turn right at bottom of the ramp onto Route 62. Follow approximately one mile to the third set of traffic lights; turn left on Middlesex Turnpike. Hotel is on the left.

From Manchester
New Hampshire Route 3 South to Exit 26 (Route 62/Bedford-Burlington). Turn left at the bottom of the ramp onto Route 62. Follow to third set of traffic lights; turn left on Middlesex Turnpike. Hotel is on the left.

From Bedford/ Laurence G Hanscom Field, Massachusetts
Take I-95/Route 128 North to Exit 32A (Route 3 North). Take Exit 26, Route 62 and turn right at the bottom of the ramp onto Route 62. Follow approximately one mile to third set of traffic lights; turn left on Middlesex Turnpike. Hotel is on the left.

From Worcester
Take I-290 E toward MARLBORO/I-190. Merge onto I-495 N via EXIT 26B on the LEFT toward LOWELL. Merge onto US-3 S via EXIT 35A toward BURLINGTON. Take the RT-62 exit (EXIT 26) toward BEDFORD/BURLINGTON. Turn left at the bottom of the ramp onto Route 62. Follow to third set of traffic lights; turn left on Middlesex Turnpike. Hotel is on the left.

From Boston/Cambridge
Take Route 2 West to I-95/Route 128 North. Follow I-95/Route 128 North to Exit 32B (Burlington/Middlesex Turnpike). Turn right onto Middlesex Turnpike and follow approximately 2 1/2 miles to set of lights at the Lemon Tree restaurant. Bear right at lights to stay on Middlesex Turnpike. Hotel is on the left.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL ONE—ELECTION OF DIRECTORS

The board of directors, upon the recommendation of the nominating and corporate governance committee, has nominated for election as Class I directors G. David Forney, Jr., Charles K. Stewart, and Michael A. Tzannes, each of whom is currently a Class I director of Aware.  Mr. Tzannes serves as Aware’s CEO.  The directors elected at the annual meeting will hold office until the annual meeting of stockholders in 2012 and until their successors are duly elected and qualified.

Each nominee has agreed to serve if elected, and Aware has no reason to believe that a nominee will be unable to serve.  If a nominee is unable or declines to serve as a director at the time of the annual meeting, proxies will be voted for another nominee that our board’s nominating and corporate governance committee will designate at that time.  Proxies cannot be voted for more than one nominee.

The board of directors recommends that you vote FOR the election of G. David Forney, Jr., Charles K. Stewart, and Michael A. Tzannes, as Class I directors of Aware.

PROPOSAL TWO—APPROVAL OF PLAN AMENDMENTS TO AUTHORIZE A
STOCK OPTION EXCHANGE PROGRAM FOR EMPLOYEES OTHER THAN
EXECUTIVE OFFICERS AND DIRECTORS

The board of directors has determined that it would be in the best interest of Aware to implement a stock option exchange program for all current employees of Aware who hold non-qualified and incentive stock options excluding executive officers and directors (the “Option Exchange Program”). The board of directors has approved amendments, subject to stockholder approval, to the Aware, Inc. 1996 Stock Option Plan and the Aware, Inc. 2001 Nonqualified Stock Plan (together, the “Plans”) to expressly permit Aware to offer its employees the opportunity to exchange certain outstanding non-qualified and incentive stock options under the Plans that are underwater (i.e., where the fair market value of the shares underlying such options is less than the option exercise price on the date of determination (“Underwater Options”)) for a grant of the right to receive new shares of unrestricted common stock of Aware, which shares will be issued to eligible employees over a period of up to two years from the date of grant (“New Shares”).  Only stock options that were granted more than two years prior to the date of the exchange offer will be eligible for the Option Exchange Program.

Aware’s compensation philosophy is intended to attract, retain and motivate employees using an appropriate mix and various levels of cash and equity compensation. Equity compensation for Aware’s employees is very important in the implementation of this philosophy. The decline in Aware’s stock price has posed a challenge to the overall goal of retaining and motivating employees upon whom Aware and stockholders rely to help move Aware forward in these challenging times. Many of the stock options that were granted in past years now have exercise prices that are higher than the trading price in recent months of Aware’s common stock and, as such, are ineffective as retention or incentive tools for future performance. As of April 15, 2009, the record date for the annual meeting, employees (other than executive officers and directors) held stock options to purchase over 3,490,156 million shares of Aware’s common stock with exercise prices above the fair market value of Aware’s common stock on that date ($2.24 per share). The board of directors has determined that the magnitude of this problem weakens the effectiveness of Aware’s long-term incentive program and detracts from the effectiveness of overall compensation.

The Option Exchange Program has been designed to reinstate, as of a current date, the retention and motivational value of Aware’s equity compensation program and to balance the interests of employees and stockholders, by offering certain employees an opportunity to exchange Underwater Options for the right to receive New Shares. Aware has incorporated market “best practices” to address what it considers to be the key concerns of stockholders. These include the following:

•	Options exchanged under the Option Exchange Program will reduce the overall number of shares underlying outstanding options (“overhang”).

•	Aware’s executive officers and directors will not be eligible to participate in the Option Exchange Program.

•	Only outstanding stock options that are underwater and were granted more than two years prior to the date of the exchange offer will be eligible for the Option Exchange Program.

•
Exchange ratios will be set with the intention that the New Shares granted will have a value that is less than or equal to the value (established in accordance with a generally accepted option valuation method) of the exchanged stock option(s).

•	The New Shares granted under the Option Exchange Program will be issued over a period of up to two years.

•	Participation in the Option Exchange Program will be entirely at the election of the employee; any employee who chooses not to participate will continue to hold his or her current stock options.

Set forth below are summaries of the Option Exchange Program and the amendments to the Plans.

Description of Option Exchange Program

    1.     Offer to Exchange Options.   Under the proposed Option Exchange Program, employees will be given the opportunity to exchange their Underwater Options for new, fewer shares of unrestricted stock.   The new shares of unrestricted stock will be issued to eligible employees over a period of up to two years from the date of grant.

    If the amendments permitting the Option Exchange Program are approved by stockholders, the Compensation Committee will determine whether and when to initiate or terminate the Option Exchange Program or any exchange offer made to implement the Option Exchange Program. The Option Exchange Program may be implemented by one or more separate exchange offers prior to May 20, 2010, at the discretion of the Compensation Committee; however, in no event may more than one offer to exchange under the Option Exchange Program be made for any outstanding option. Under any exchange offer, any new shares will be granted pursuant to the Aware, Inc. 2001 Nonqualified Stock Plan.

    Participation in the Option Exchange Program will be voluntary. There is no way for Aware to predict how many employees will participate or how many options will be tendered.

    2.     Eligible Employees.   The Option Exchange Program will only be open to employees who hold Underwater Options (as described in the next paragraph). None of the executive officers or members of the board of directors of Aware will be permitted to participate in the Option Exchange Program.

    3.     Eligible Options.   The options eligible for exchange under any exchange offer made pursuant to the Option Exchange Program will be the outstanding non-qualified and incentive stock options granted to employees by Aware under the Plans that are Underwater Options, based on the fair market value of Aware’s common stock as of a date specified by the terms of the exchange offer, which will not be more than ten business days prior to the exchange offer. Only stock options that were granted more than two years prior to the date of the exchange offer will be eligible for the Option Exchange Program.

    4.     Exchange Ratio.   Each Underwater Option tendered for exchange will be exchanged for a grant of the right to receive new unrestricted shares of Aware’s common stock such that the new grant will have a value less than or equal to the value of the tendered option (in accordance with a generally accepted option valuation method), based on the fair market value of Aware’s common stock as of a date immediately prior to commencement of the exchange offer. The new unrestricted shares will be valued based upon the trading price of Aware’s common stock immediately prior to the commencement of the exchange offer.  Exchange ratios will vary based on the exercise price and remaining term of the tendered option, as well as the fair market value of Aware’s common stock used for purposes of the valuation. The Compensation Committee will determine the appropriate exchange ratio for any exchange offer under the Option Exchange Program.

    5.     Issuance of New Shares.   The right to receive new unrestricted shares subject to the grant will issue over a period of up to two years provided an eligible employee continues to serve as an employee of Aware on the date of issuance.

    6.     Terms and Conditions of New Shares.   The terms and conditions of each new grant of the right to receive unrestricted shares will be governed by an Unrestricted Stock Award Agreement.  Each new unrestricted share will be granted pursuant to the Aware, Inc. 2001 Nonqualified Stock Plan and will be governed by the terms of the Aware, Inc. 2001 Nonqualified Stock Plan.

    7.     Reduction of Overhang.   The proposed Option Exchange Program is designed to help reduce Aware’s existing overhang and the potential dilutive effect on stockholders. In addition, shares underlying options tendered for exchange under the 1996 Plan shall not be available for future issuance under such Plan.

    8.     Implementation of the Option Exchange Program.   If stockholders approve the amendments to the Plans set forth below to allow the Option Exchange Program, employees will be offered the opportunity to participate in the Option Exchange Program under one or more offers to exchange filed with the Securities and Exchange Commission and distributed to all employees holding Underwater Options that were granted more than two years prior to the date of the exchange offer.  Employees will be given a period of at least 20 business days in which to accept an offer. For those employees who accept the offer, their Underwater Options will be cancelled immediately upon expiration of the offer period and the right to receive new unrestricted shares will be granted and stock grant documents distributed promptly thereafter. The Option Exchange Program and any exchange offer thereunder may be commenced, if at all, and terminated at the discretion of the Compensation Committee.

    9.     U.S. Federal Income Tax Consequences.   Aware expects that each option exchange offer pursuant to the Option Exchange Program will be treated as a non-taxable event for U.S. federal income tax purposes. No income should be recognized for U.S. Federal income tax purposes by Aware or its option holders upon the cancellation of the existing options or the grant of the right to receive replacement unrestricted shares.

Aware expects that U.S. employee taxpayers generally will not have taxable income at the time they are granted the right to receive replacement unrestricted shares.  Instead, the employee will recognize ordinary income as the unrestricted shares are issued to the employee, at which time Aware also generally will have a tax withholding obligation.  The amount of ordinary income an employee recognizes will equal the fair market value of the shares, less the amount, if any, the employee paid for the shares.  With regard to the unrestricted shares issued pursuant to the Option Exchange Program, the employee will not have paid any amount for the shares.  Aware will satisfy all tax withholding obligations in the manner specified in the employee’s unrestricted stock award agreement.  Any gain or loss an employee recognizes upon the sale or exchange of shares that he or she acquires through a grant of unrestricted shares generally will be treated as capital gain or loss and will be long-term or short-term depending upon how long the employee holds the shares.  Shares held more than 12 months are subject to long-term capital gain or loss, while shares held 12 months or less are subject to short-term capital gain or loss.

Amendments to the Plans

In order to permit Aware to implement the Option Exchange Program in compliance with applicable Nasdaq rules, the board of directors authorized Aware management to amend the Plans, subject to approval of the amendments by Aware’s stockholders at the meeting. The amendment to the 1996 Plan is as follows:

“SECTION 15.  Option Exchange Program   Notwithstanding any other provision of the Plan to the contrary, the Company, by action of the Compensation Committee of the Board, may effect an option exchange program (the “Option Exchange Program”), to be commenced through one or more option exchange offers prior to May 20, 2010, provided that in no event may more than one offer to exchange under the Option Exchange Program be made for any outstanding option. Under any option exchange offer, Eligible Employees will be offered the opportunity to exchange Eligible Options (the “Surrendered Options”) for the right to receive new unrestricted shares of Common Stock (the “New Shares”), as follows: (1) the exchange ratio shall be set so that each New Share shall have a value (determined by the trading price of the Company’s Common Stock immediately prior to the date of the exchange offer) less than or equal to the value of the Surrendered Option(s) (determined in accordance with a generally accepted option valuation method as of a date prior to the commencement of any exchange offer) and (2) the Compensation Committee shall determine an exchange ratio for the Option Exchange Program consistent with the foregoing pursuant to which Surrendered Options shall be exchanged for  New Share(s). “Eligible Employees” mean employees of the Company other than executive officers (as defined in Rule 3b-7 under the Securities Exchange Act of 1934, as amended) and members of the Board. “Eligible Options” means any Option that has been granted more than two years prior to the date of the exchange offer and where, as of a date specified by the terms of any exchange offer (which date shall be not more than ten business days prior to any exchange offer), the fair market value per share of the shares of Common Stock underlying the Option is less than the per share exercise price of the Option. Subject to the foregoing, the Compensation Committee shall be permitted to determine additional terms, restrictions or requirements relating to the Option Exchange Program.”

The amendment to the 2001 Plan is as follows:

“SECTION 18.  OPTION EXCHANGE PROGRAM.

Notwithstanding any other provision of the Plan to the contrary, the Company, by action of the Compensation Committee of the Board, may effect an option exchange program (the “Option Exchange Program”), to be commenced through one or more option exchange offers prior to May 20, 2010, provided that in no event may more than one offer to exchange under the Option Exchange Program be made for any outstanding option. Under any option exchange offer, Eligible Employees will be offered the opportunity to exchange Eligible Options (the “Surrendered Options”) for the right to receive new unrestricted shares of Stock (the “New Shares”), as follows: (1) the exchange ratio shall be set so that each New Share shall have a value (determined in accordance with a generally accepted option valuation method as of a date prior to the commencement of any exchange offer) less than or equal to the value of the Surrendered Option(s) (determined by the trading price of the Company’s Common Stock immediately prior to the date of the exchange offer) and (2) the Compensation Committee shall determine an exchange ratio for the Option Exchange Program consistent with the foregoing pursuant to which Surrendered Options shall be exchanged for New Share(s). “Eligible Employees” mean employees of the Company other than executive officers (as defined in Rule 3b-7 under the Securities Exchange Act of 1934, as amended) and members of the Board. “Eligible Options” means any Option that has been granted more than two years prior to the date of the exchange offer and where, as of a date specified by the terms of any exchange offer (which date shall be not more than ten business days prior to any exchange offer), the fair market value per share of the shares of Common Stock underlying the Option is less than the per share exercise price of the Option. Subject to the foregoing, the Compensation Committee shall be permitted to determine additional terms, restrictions or requirements relating to the Option Exchange Program.”

New Plan Benefits

The benefits that will be received by or allocated to employees under the Option Exchange Program are not currently determinable because the exchange ratio has not been established.

Vote Required

To be approved, this proposal must receive an affirmative majority of the votes cast at the Meeting. The approval of this proposal is not dependent on the approval of any other proposal to be considered by stockholders at the Meeting.

The board of directors recommends that you vote FOR Proposal Two.

CORPORATE GOVERNANCE

In designing its corporate governance structure, Aware seeks to identify and implement the best practices that will serve the interests of Aware’s business and stockholders, including practices mandated by the Sarbanes-Oxley Act of 2002 and related rules of the Securities and Exchange Commission and the Nasdaq Stock Market.  You can find Aware’s current corporate governance principles, including Aware’s code of ethics and the charters for the standing committees of Aware’s board of directors, on Aware’s website at www.aware.com.  The code of ethics applies to not only Aware’s principal executive officer, principal financial officer and principal accounting officer, but also all other employees, executive officers and directors of Aware.  The code of ethics includes, among other things, provisions covering compliance with laws and regulations, conflicts of interest, insider trading, proper use of Aware’s assets, confidentiality, discrimination and harassment, accounting and record keeping, the reporting of illegal or unethical behavior, enforcement of the code of ethics and discipline for violations of the code of ethics.  Aware intends to continue to modify its policies and practices to address ongoing developments in the area of corporate governance.   Many features of Aware’s corporate governance principles are discussed in other sections of this proxy statement.  Some of the highlights of Aware’s corporate governance principles are:

•
Director and committee independence.  A majority of Aware’s directors are independent directors under the rules of the Nasdaq Stock Market.  The board of directors has determined that Aware’s independent directors are G. David Forney, Jr., John K. Kerr, Adrian F. Kruse, Mark G. McGrath and Charles K. Stewart.  Each member of the audit committee, nominating and corporate governance committee, and compensation committee meets the independence requirements of the Nasdaq Stock Market for membership on the committees on which he serves.

•
Audit committee.  Aware’s audit committee is directly responsible for appointing, compensating, overseeing, and, when necessary, terminating Aware’s independent auditors. Aware’s independent auditors report directly to the audit committee.  The board of directors has determined that Mr. Kruse is an audit committee financial expert under the rules of the Securities and Exchange Commission.  Prior approval of the audit committee is required for all audit services and non-audit services to be provided by Aware’s independent auditors.

•
Committee authority. Aware’s audit committee, nominating and corporate governance committee, and compensation committee each have the authority to retain independent advisors and consultants, with all fees and expenses to be paid by Aware.

•
Whistleblower procedures.  Aware’s audit committee has adopted procedures for the treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential and anonymous submission by Aware’s directors, officers and employees of concerns regarding questionable accounting, internal accounting controls or auditing matters.

DIRECTORS AND EXECUTIVE OFFICERS

Directors and executive officers

The following table provides information regarding Aware’s directors and executive officers as of March 31, 2009:

Name	Age	Position
John K. Kerr (1)(2)(3)(4)	71	Chairman of the board of directors
Michael A. Tzannes (1)	47	Chief executive officer and director
Edmund C. Reiter	45	President and director
Richard W. Gross	51	Senior vice president—engineering
Richard P. Moberg	54	Chief financial officer
G. David Forney, Jr.(3)(4)	69	Director
Adrian F. Kruse (2)(4)	69	Director
Mark G. McGrath (2)(3)	62	Director
Charles K. Stewart (3)	62	Director
_______________________________
(1)  Member of the executive committee
(2)  Member of the audit committee
(3)  Member of the compensation committee
(4)  Member of the nominating and corporate governance committee

John K. Kerr has been a director of Aware since 1990 and chairman of the board of directors since March 1999.  Mr. Kerr previously served as a director of Aware from 1988 to 1989 and as chairman of the board of directors from November 1992 to March 1994.  Mr. Kerr was general partner of Grove Investment Partners, a private investment partnership, until 2003.  Mr. Kerr received an M.A. and a B.A. from Baylor University.

Michael A. Tzannes has been with Aware since 1990.  He has served as Aware’s chief executive officer since April 1998 and has served as a director of Aware since March 1998.  Mr. Tzannes was Aware’s president from April 1998 to March 2001.  From 1986 to 1990, he was a staff engineer at Signatron, Inc.  Mr. Tzannes received a Ph.D. in electrical engineering from Tufts University, an M.S. from the University of Michigan at Ann Arbor, and a B.S. from the University of Patras, Greece.

Edmund C. Reiter has been with Aware since 1992.  He has served as Aware’s president since March 2001 and as a director of Aware since December 1999.  Mr. Reiter served as senior scientist at New England Research, Inc. from January 1991 to November 1992.  Mr. Reiter received a Ph.D. from the Massachusetts Institute of Technology and a B.S. from Boston College.

Richard W. Gross has been with Aware since 1993.  He has served as senior vice president of engineering since July 1999. Prior to joining Aware, Mr. Gross was a senior technical staff member at GTE Laboratories from 1987 to 1993; a technical staff member at the Heinrich Hertz Institute from 1984 to 1987; and a programmer for IBM, Federal Systems Division from 1980 to 1984. Mr. Gross received a Ph.D. and M.S. in electrical engineering from the University of Rhode Island and a B.A. in physics from Holy Cross College.

Richard P. Moberg has been Aware’s chief financial officer since February 2008.  Mr. Moberg previously served as Aware’s chief financial officer from June 1996 to October 2003.  Prior to rejoining Aware, Mr. Moberg served as chief financial officer at Crossbeam Systems, Inc. from October 2003 to June 2006.  From June 2006 to November 2007, Mr. Moberg served as managing director at Fenway Consulting Group.  From January 2008 to February 2008, Mr. Moberg served as a consultant to Aware, Inc.  From December 1990 to June 1996, Mr. Moberg held a number of positions at Lotus Development Corporation, including corporate controller from June 1995 to June 1996, assistant corporate controller from May 1993 to June 1995, and director of financial services from December 1990 to May 1993.  Mr. Moberg received an M.B.A. from Bentley College and a B.B.A. in accounting from the University of Massachusetts at Amherst.

G. David Forney, Jr. has been a director of Aware since May 1999.  Mr. Forney was a vice president of Motorola, Inc. from 1977 until his retirement in January 1999.  Mr. Forney was previously vice president of research and development, and a director of Codex Corporation prior to its acquisition by Motorola in 1977.  Mr. Forney is currently Adjunct Professor in the Department of Electrical Engineering and Computer Sciences at the Massachusetts Institute of Technology.  Mr. Forney received an Sc.D. in electrical engineering from the Massachusetts Institute of Technology and a B.S.E. in electrical engineering from Princeton University.

Adrian F. Kruse has been a director of Aware since October 2003.  Mr. Kruse was an audit partner of Ernst & Young LLP, serving clients principally in the financial services industry, from 1976 until his retirement in March 1998.  From 1967 to 1976, he served audit clients of Ernst & Young LLP in various capacities.  Mr. Kruse is a Certified Public Accountant and holds a B.B.A. degree from the University of Wisconsin and a J.D. degree from the University of Wisconsin School of Law.  Mr. Kruse also serves as the treasurer and as a director of the Presbyterian Homes and as a director of MEI, Inc.

Mark G. McGrath has been a director of Aware since September 2006.  Mr. McGrath retired as a Director of McKinsey & Company, a private management consulting firm, in December 2004, having served in that firm for twenty-seven years. Mr. McGrath led the firm's Americas' Consumer Goods Practice from January 1998 until December 2003. Mr. McGrath has served as a senior advisor with Gleacher Partners LLC, a firm providing strategic advisory services to corporations, in a part time capacity since January 2005.  Mr. McGrath currently serves as a Director of GATX Corporation, as a Director of the Lincoln Park Zoo, on the Advisory Council for the University of Chicago's Graduate School of Business and on two Advisory Councils at the University of Notre Dame: the Kroc Peace Institute and as chair of the Kellogg International Studies Institute.  Mr. McGrath holds a B.B.A. in Accounting from the University of Notre Dame and an M.B.A. in Finance from the University of Chicago.

Charles K. Stewart  has served as a director of Aware since September 2008.  Mr. Stewart previously had been a director of Aware from 1988 through 1999 having served as Chairman of the Board of Directors from 1988 to 1990 and from March 1994 to November 1994 and from April 1995 to March 1999.  Mr. Stewart has been a private investor for over two decades and currently serves as a Director of Xencor, Inc.  From 1975 to December 1993, Mr. Stewart traded options, futures and securities on the Chicago Board of Options Exchange.  Mr. Stewart holds an M.B.A. from Northwestern University and a B.A. from Yale University.

On March 15, 2008, Frederick D. D’Alessio, a director of Aware since December 2002, informed the board of Directors that he did not want to stand for election for another term.  Mr. D’Alessio’s tenure as a director of Aware ended at the Annual Meeting of Stockholders on May 21, 2008.  On September 18, 2008, upon the recommendation of Aware’s nominating and corporate governance committee, Aware’s Board of Directors elected Charles K. Stewart as a Class I Director and to serve as a member of the Board’s compensation committee.

The board of directors is divided into three classes, referred to as Class I, Class II and Class III, each consisting of approximately one-third of the directors.  One class is elected each year at the annual meeting of stockholders to hold office for a term of three years and until their respective successors have been duly elected and qualified.  The number of directors has been fixed at seven, and there are currently no vacancies on the board of directors.  The current term of Messrs. Kerr and McGrath, Aware’s Class II directors, will expire at the annual meeting to be held in 2010.  The current terms of Messrs. Kruse and Reiter, Aware’s Class III directors, will expire at the annual meeting to be held in 2011. The current terms of Messrs. Forney, Stewart and Tzannes, Aware’s Class I directors, will expire at the annual meeting to be held on May 20, 2009.

Executive officers are elected annually by the board of directors and serve at the discretion of the board or until their respective successors have been duly elected and qualified.  There are no family relationships among Aware’s directors and executive officers.

Certain relationships and related transactions

In March 2007, the Board formally adopted a written policy with respect to related person transactions to document procedures pursuant to which such transactions are reviewed and approved. The policy applies to any transaction in which (1) the Company is a participant, (2) any related person has a direct or indirect material interest and (3) the amount involved exceeds $120,000, but excludes any transactions available to all employees or shareholders of Aware on the same terms.  The audit committee, with assistance from Aware’s General Counsel, is responsible for reviewing and approving any related person transaction. The policy requires that the audit committee must approve any related party transaction subject to the policy before commencement of the related party transaction. The policy states that the audit committee will approve only those related person transactions that the audit committee determines are beneficial to Aware and the terms of which are fair to Aware.

In 2008, Aware had two transactions with related persons.  Marcos Tzannes, the brother of Michael Tzannes, Aware’s CEO, has been employed by Aware since February 8, 1993 and currently serves in the role of Vice President, Strategic Technology. In 2008, Marcos Tzannes’ total compensation was $256,427, which included salary based upon his position within Aware, background and years of experience, the value of stock options granted pursuant to Aware’s stock option plans (based on a Black-Scholes value), and company contributions for standard company benefits.  Alexis Tzannes, the brother of Michael Tzannes, Aware’s CEO, has been employed by Aware since August 2, 1999 and currently serves in the role of Principal Engineer.  In 2008, Alexis Tzannes’ total compensation was $142,370 which included salary based upon his position within Aware, background and years of experience, the value of stock options granted pursuant to Aware’s stock option plans (based on a Black-Scholes value), and company contributions for standard company benefits. The FAS 123(R) compensation expense recorded in 2008 for Marcos Tzannes was $57,894 and for Alexis Tzannes was $8,200.

Committees and meetings of the board

During 2008, the board of directors met four times and took action by written consent four times.  No incumbent director attended fewer than 75% of the total number of meetings held by the board and committees of the board on which he served.  Aware has a compensation committee, an audit committee, an executive committee, and a nominating and corporate governance committee.

Executive Committee.  Aware’s executive committee is currently composed of John K. Kerr and Michael A. Tzannes.  The executive committee has all of the powers of the board of directors except the power to:  change the number of directors or fill vacancies on the board of directors; elect or fill vacancies in the offices of president, treasurer or secretary; remove any officer or director; amend the by-laws of Aware; change the principal office of Aware; authorize the payment of any dividend or distribution to stockholders of Aware; authorize the reacquisition of capital stock for value; and authorize a merger. In 2008, the executive committee did not meet and took no action by written consent.

Compensation Committee.  Aware’s compensation committee is currently composed of four outside directors, Mark G. McGrath, who serves as chairman, G. David Forney, Jr., John K. Kerr and Charles K. Stewart.  Mr. McGrath became chairman of the compensation committee on May 21, 2008, succeeding Mr. Kerr as chairman.  In 2008, the compensation committee held seven meetings and took action by written consent five times.  In March 2004, Aware’s board of directors adopted a Compensation Committee Charter, which it amended in March 2007.  The Compensation Committee Charter, as amended, is available on Aware’s website at www.aware.com.

Audit Committee.  Aware’s audit committee is currently composed of Adrian F. Kruse, who serves as chairman, John K. Kerr and Mark G. McGrath.  Mr. McGrath became a member of the audit committee on May 21, 2008.  Aware’s board of directors has determined that Mr. Kruse is an audit committee financial expert under Securities and Exchange Commission rules.  In 2008, the audit committee met eight times and took action by written consent once. In March, 2004, Aware’s board of directors adopted a new Audit Committee Charter, which is available on Aware’s website at www.aware.com.

Nominating and Corporate Governance Committee.  Aware’s nominating and corporate governance committee is currently composed of three outside directors, G. David Forney, Jr., who serves as chairman, John K. Kerr and Adrian F. Kruse.  In 2008, the nominating and corporate governance committee held four meetings and took no action by written consent.  In March 2004, Aware’s board of directors adopted a Nominating and Corporate Governance Committee Charter, which is available on Aware’s website at www.aware.com.

The nominating and corporate governance committee, in consultation with our chief executive officer and the chairman of the board, identifies and reviews candidates for our board of directors and recommends to our full board candidates for election to our board.  In selecting new directors, the committee considers any requirements of applicable law or listing standards, a candidate’s strength of character, judgment, business experience and specific area of expertise, factors relating to the composition of the board (including its size and structure), principles of diversity, and such other factors as the committee shall deem appropriate.

The committee reviews from time to time the appropriate skills and characteristics required of board members in the context of the current make-up of the board, including such factors as business experience, diversity, and personal skills in technology, finance, marketing, international business, financial reporting and other areas that contribute to an effective board.

The committee, in consultation with our chief executive officer and the chairman of the board, considers and recruits candidates to fill positions on the board, including as a result of the removal, resignation or retirement of any director, an increase in the size of the board or otherwise.  The committee also reviews any candidate recommended by stockholders of Aware in light of the committee’s criteria for selection of new directors.  Stockholders may make nominations for the election of directors by delivering notice in writing to the Secretary of Aware not less than 60 days nor more than 90 days prior to any meeting of the stockholders called for the election of directors.  As part of this responsibility, the committee is responsible for conducting, subject to applicable law, any and all inquiries into the background and qualifications of any candidate for the board and such candidate’s compliance with the independence and other qualification requirements established by the committee or imposed by applicable law or listing standards.

The Committee also develops and recommends to the Board governance principles applicable to the Company and is responsible for leading an annual review of the performance of both the Board as a whole and its individual members.  The annual Board review took place in December 2008.

Policy regarding board attendance

To the extent reasonably practicable, directors are expected to attend board meetings and meetings of committees on which they serve.  Directors are encouraged to attend Aware’s annual meeting of stockholders.  Last year, all but one of our directors attended the annual meeting.

Communications with our board of directors

Aware’s board of directors has established the following process for stockholders to communicate directly with the board, and this process has been approved by a majority of Aware’s independent directors.  Stockholders wishing to communicate with the board of directors should send correspondence to the attention of the Chairman of the Board at Aware, Inc., 40 Middlesex Turnpike, Bedford, Massachusetts 01730, and should include with the correspondence evidence that the sender of the communication is one of Aware’s stockholders.  Satisfactory evidence would include, for example, contemporaneous correspondence from a brokerage firm indicating the identity of the stockholder and the number of shares held.  Aware’s chairman will review all correspondence confirmed to be from stockholders and decide whether or not to forward the correspondence or a summary of the correspondence to the board or a committee of the board.  Accordingly, Aware’s chairman will review all stockholder correspondence, but the decision to relay that correspondence to the board or a committee of the board will rest entirely within his discretion.

Code of ethics

Aware has adopted a code of ethics that applies to all employees, officers and directors.  The code of ethics also contains special ethical obligations which apply to employees with financial reporting responsibilities, including Aware’s principal executive officer, principal financial officer and principal accounting officer.  Aware’s code of ethics includes, among other things, provisions covering compliance with laws and regulations, conflicts of interest, insider trading, proper use of Aware’s assets, confidentiality, discrimination and harassment, accounting and record keeping, the reporting of illegal or unethical behavior, enforcement of the code of ethics and discipline for violations of the code of ethics. Aware’s code of ethics is available on Aware’s website at www.aware.com.  Any waiver of any provision of the code of ethics granted to an executive officer or director may only be made by the board of directors and will be promptly disclosed on our website at www.aware.com.

Compensation committee interlocks and insider participation

Aware’s compensation committee is currently composed of Messrs. McGrath, Forney, Kerr and Stewart.  Mr. Kerr formerly served as Aware’s assistant vice president of marketing from June 1992 to November 1994.  The Company’s CEO assists the compensation committee in determining executive compensation including recommendations for executive officer compensation. In 2008, no officer or employee of Aware, including the Company’s CEO, participated in the deliberations of the compensation committee concerning the compensation of Aware’s executive officers.  No interlocking relationship existed between Aware’s board of directors or compensation committee and the board of directors or compensation committee of any other company in 2008.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

COMPENSATION DISCUSSION AND ANALYSIS

Overview.  The Compensation Committee has the responsibility to review the performance and development of Company management in achieving corporate goals and objectives and to assure that senior executives of the Company are compensated effectively in a manner consistent with the strategy of the Company, competitive practice, and the requirements of the appropriate regulatory bodies.  Toward that end, the Compensation Committee oversees, reviews and administers all compensation, equity and employee benefit plans and programs.  The Compensation Committee is responsible for reviewing annually and determining the individual elements of total compensation for the Company’s chief executive officer and all other corporate officers. The Compensation Committee may delegate any of its responsibilities to a subcommittee of one or more members of the Committee, the chief executive officer or to a committee of senior executive officers when appropriate and consistent with applicable law.  The Compensation Committee acts pursuant to a charter that has been approved by the board of directors.

Compensation program objectives.  The objectives of the Company’s executive compensation programs are to attract, motivate and retain executives who drive the Company’s success and to assure that senior executives of the Company are compensated effectively in a manner consistent with the strategy of the Company, competitive practice, and the requirements of appropriate regulatory bodies.  The executive compensation programs are designed to reward individuals for advancing business strategies, further developing the Company and its people, and the achievement of individual and Company performance goals. In 2008, the Compensation Committee took into consideration the Company’s achievement of certain financial and operational goals in determining the potential bonus for Michael A. Tzannes, the Company’s chief executive officer, Edmund C. Reiter, the Company’s president, Richard W. Gross, the Company’s senior vice president of engineering, and Richard P. Moberg, the Company’s chief financial officer.  The Compensation Committee also takes into consideration the individual’s performance in determining the compensation elements for each of the Company’s Named Executive Officers.

Role of executive officers in determining executive compensation.  The Company’s CEO assists the Compensation Committee in determining executive compensation including recommendations for executive officer compensation.  The Compensation Committee makes the final determination on executive compensation for all the Company’s executives, including the Named Executive Officers shown in the tables under Executive Compensation.

Corporate performance goals.  The Company utilizes corporate performance goals in reviewing the overall compensation for executives.  More specifically, the Company utilizes corporate performance goals primarily in determining the amount of the cash incentive award to give to executives.  The Company structures the cash incentive award program to executives based upon a percentage attainment of certain corporate performance goals.  During 2008, the Company’s achievement of revenue growth and certain earnings targets were deemed key corporate performance goals and represented fifty percent (50%) of the potential cash incentive compensation for the eligible executives. The remaining fifty percent (50%) of the potential cash incentive compensation for the eligible executives was based upon the attainment of certain operational goals specific to each executive.  The Compensation Committee may in its discretion increase or reduce awards or payments based upon executive performance.  For 2009, the Compensation Committee has determined that reaching certain operational targets and/or certain financial targets such as revenue, operating income and/or earnings per share are key corporate performance goals.

Option grant timing/pricing.  The Company’s practice with regard to the granting of stock options is to typically grant stock options in the following circumstances: 1) at regularly scheduled board meetings; 2) upon the new hire of certain employees or directors; 3) subsequent to the annual performance or compensation review of employees, soon after one of the Company’s quiet period ends; 4) subsequent to the annual performance reviews for executives and officers; and 5) at the annual meeting of stockholders for directors.   The Company’s quiet period begins two weeks prior to the end of a fiscal quarter and ends two days after the Company announces financial results for said fiscal quarter.  Historically, it has been the Company’s practice to price options based on the closing price of the Aware common stock on the date that the Compensation Committee executes a Compensation Committee consent granting the stock options.

Compensation benchmarking. In 2008, the Compensation Committee contracted with DolmatConnell & Partners (“DolmatConnell”), a third party compensation consultant to compile compensation benchmark data.  DolmatConnell gathered benchmark information with respect to cash and equity-based compensation from a list of comparable companies (the “Compensation Peer Group”).  The Compensation Peer Group is comprised of companies with similar products or business models and comparable revenue and market capitalization ranges to the Company.  The Compensation Peer Group was selected by the Company, reviewed by DolmatConnell and was approved by the Compensation Committee.  The companies comprising the Compensation Peer Group for 2008 were:

ActivIdentity Corporation	MIPS Technologies, Inc.

Captaris, Inc.	Mosys, Inc.

Cadapult Communications Corporation	Numerex Corporation

Centillium Communications, Inc.	PCTEL, Inc.

Ceva, Inc.	Supportsoft, Inc.

Digimarc Corporation	Tollgrade Communications, Inc.

Endwave Corporation	TranSwitch Corporation

Entrust, Inc.	Virage Logic Corporation

Ikanos Communications, Inc.	Vital Images, Inc.

The 2008 Compensation Peer Group differed from the 2007 Compensation Peer Group as follows:  Ampex Corporation, Catalyst Semiconductor, Inc., Intelli-check, Inc., Nestor, Inc., Transmeta Corporation and Tut Systems, Inc. were removed while ActivIdentity Corporation, Cadapult Communications Corporation, Entrust, Inc., Numerex Corporation, Virage Logic Corporation and Vital Images, Inc. were added to the Compensation Peer Group.   Ampex Corporation, Intelli-check, Inc., Nestor, Inc. and Transmeta Corporation were removed as each company did not meet the revenue or market capitalization targets.  Tut Systems, Inc. was removed because it was acquired.  The other companies were removed and added in order to provide a Compensation Peer Group that represented a better mix of companies representing the Company’s business in digital subscriber line (“DSL”) technology licensing, DSL test & diagnostic products and biometric and medical imaging software products.

The following compensation elements were benchmarked: (i) base salary; (ii) actual total cash compensation (base salary plus most recent annual bonus paid); (iii) target total cash compensation (base salary plus target bonus award); and (iv) long-term incentive compensation (stock options, restricted shares and performance-based shares).  These long-term incentives were valued using Black-Scholes for options; grant date value for restricted shares and target award and fiscal year-end stock price for performance shares.  The Compensation Committee utilizes this information in determining the cash compensation and long-term incentive compensation to its executive officers.

Compensation program elements.  The Company’s executive compensation package for 2008 consisted of two principal elements: cash and a stock-based equity incentive in the form of participation in the Company’s stock option plans.  The cash element includes base salary and any cash incentive or bonus award earned for performance goals achieved during the year.

Salary

The salary element of the Company’s executive compensation policy is designed to give executives assurance of a base level of compensation commensurate with the executive’s position and duration of employment with the Company and competitive with salaries for officers holding comparable positions in the industry.  In 2008, Mr. Tzannes, the Company’s chief executive officer, was awarded a base salary increase from $400,000 to $416,000; Edmund C. Reiter, the Company’s president, was awarded a base salary increase from $335,000 to $348,400; and Richard W. Gross, the Company’s senior vice president of engineering, was awarded a base salary increase from $275,000 to $286,000 in recognition of their individual contributions to the Company and compensation relative to others in the industry.  The salary increases were also based upon a review of the salaries of comparable positions in the Compensation Peer Group.

Mr. Tzannes’ salary is above the 75th percentile of other chief executive officers in the Compensation Peer Group.  Mr. Reiter’s salary is above the 75th percentile of other presidents (or comparable executives) in the Compensation Peer Group.  Mr. Gross’ salary is above the 75th percentile of comparable executives.

On February 15, 2008, Keith E. Farris resigned from the Company as its chief financial officer and treasurer.  Mr. Farris was replaced by Richard P. Moberg who joined the Company as its chief financial officer and treasurer on February 15, 2008.  Mr. Moberg was awarded a base salary of $250,000  Mr. Moberg’s salary was at the 75th percentile of other chief financial officers in the Compensation Peer Group.

Cash Incentive Compensation

The annual cash incentive program is designed to provide executives with competitive compensation linked to Company performance goals.  On March 18, 2008, the Compensation Committee approved a potential bonus for 2008 of up to $150,000, $200,000, $25,000 and $50,000 to Michael A. Tzannes, CEO, Edmund C. Reiter, President, Richard W. Gross, SVP, Engineering and Richard P. Moberg, CFO, respectively, subject to the Compensation Committee’s discretion, based upon the Company reaching certain revenue and/or earnings targets as well as each executive achieving certain operational goals.  For each executive, up to 50% of the eligible bonus is earned by achieving certain revenue and/or earnings targets and up to 50% for achieving certain operational goals.

The award granted to Mr. Tzannes based upon the Compensation Committee’s discretion totaled $119,375, which consisted of $13,125 for achieving certain earnings targets for the Company’s business, $56,250 for achieving certain operational goals and an additional $50,000 for achieving certain patent revenues.  The award granted to Mr. Tzannes was at 80% of the target bonus of $150,000.  The compensation was earned in 2008 and approved and paid in January 2009. Mr. Tzannes’ target cash incentive was between the 25th and the 50th percentile of other chief executives in the Compensation Peer Group.  The award granted to Mr. Reiter based upon the Compensation Committee’s discretion totaled $122,500, which consisted of an award of $17,500 for achieving certain earnings targets for the Company’s business, $80,000 for achieving certain operational goals and an additional $25,000 for achieving certain biometric revenues.  The award granted to Mr. Reiter was at 61% of the target bonus of $200,000.  The compensation was earned in 2008 and approved and paid in January 2009.  Mr. Reiter’s target cash incentive was above the 75th percentile of other presidents (or comparable executives) in the Compensation Peer Group.  The award granted to Mr. Gross based upon the Compensation Committee’s discretion totaled $11,563, which consisted of an award of $2,188 for achieving certain earnings targets for the Company’s business and an additional $9,375 for achieving certain operational goals.  The award granted to Mr. Gross was at 46% of the target bonus of $25,000.  The compensation was earned in 2008 and approved and paid in January 2009.  Mr. Gross’ target cash incentive was between the 25th and the 50th percentile of comparable executives in the Compensation Peer Group.  The award granted to Mr. Moberg based upon the Compensation Committee’s discretion totaled $24,375, which consisted of an award of $4,375 for achieving certain earnings targets for the Company’s business and an additional $20,000 for achieving certain operational goals.  The award granted to Mr. Moberg was at 48% of the target bonus of $50,000.  The compensation was earned in 2008 and approved and paid in January 2009.  Mr. Moberg’s target cash incentive was between the 25th and the 50th percentile of comparable executives in the Compensation Peer Group.

The total cash compensation (salary plus cash incentive compensation) for Mr. Tzannes was above the 75th percentile of other chief executives in the Compensation Peer Group.  The total cash compensation for Mr. Reiter was above the 75th percentile of other presidents (or comparable executives) in the Compensation Peer Group.  The total cash compensation for Mr. Gross was above the 75th percentile of other comparable executives in the Compensation Peer Group.  The total cash compensation for Mr. Moberg was at the 75th percentile of other chief financial officers in the Compensation Peer Group.

Stock-based equity incentive compensation

The Company emphasizes stock options in order to align the interests of management with the stockholders’ interests in the financial performance of the Company for fiscal quarters, the fiscal year and the longer term.  In determining stock option grants, the Company considers the three-year average value resulting from long-term incentive compensation such as restricted stock grants, performance plans and stock option grants made at companies in the Compensation Peer Group.  The value of stock options is based upon the Black-Scholes formula. The Company also considers in part the value of options held by the executive officers and the extent to which the Company believed those options would provide sufficient motivation to the executive officers to achieve the Company’s goals.  In 2005, the Company granted stock option awards to Mr. Tzannes of 800,000 options and Mr. Reiter of 600,000 options to give these executives a level of stock-based equity incentive compensation commensurate with the executive’s position and competitive with the stock-based equity incentive compensation of comparable executives at comparable companies.  In 2006 and 2007, the Compensation Committee determined that given the 2005 stock option awards and a review of the three year average stock-based equity incentive compensation of comparable executives at Compensation Peer Group companies, that a stock option award in 2006 and 2007 to either Mr. Tzannes or Mr. Reiter was not required.  In May 2008, the Company granted stock options in the amounts of 172,800, 151,200 and 43,200 to Michael A. Tzannes, CEO, Edmund C. Reiter, President, and Richard W. Gross, SVP, Engineering, respectively, in recognition of their individual contributions to the Company. Richard P. Moberg, who joined the Company as its chief financial officer and treasurer on February 15, 2008, received a stock option award of 200,000 options on February 20, 2008.

In determining the fair value of each option grant, the Company used the following assumptions:

	Year ended December 31
	2008	2007	2006	2005
Average risk free interest rate	2.17 – 3.16%	3.80 – 4.73%	4.55 – 4.99%	4.05%
Expected life of option grants	6.70 – 7.16 years	6.25 years	3.25 - 6.25 years	3 - 5 years
Expected volatility of underlying stock	51% - 54%	51% - 56%	60% - 67%	67% - 87%
Expected dividend yield	-	-	-	-

Other Compensation

The Company’s executive officers are also eligible to participate in other employee benefit plans, including health and life insurance plans and a 401(k) retirement plan, on substantially the same terms as other employees who met applicable eligibility criteria, subject to any legal limitations on the amounts that could have been contributed or the benefits that could have been paid under these plans.

Salary & Bonus in Proportion to Total Compensation

In 2008, the salary and cash incentive compensation for Mr. Tzannes represented approximately 87% of his total compensation. In 2008, the salary and cash incentive compensation for Mr. Reiter represented approximately 86% of his total compensation.  In 2008, the salary and cash incentive compensation for Mr. Gross represented approximately 71% of his total compensation. In 2008, the salary and cash incentive compensation for Mr. Moberg represented approximately 69% of his total compensation.

Compensation program elements rationale.  In establishing compensation for executives, the Company’s Compensation Committee monitors salaries, other cash compensation and stock options at other companies, particularly companies with similar enterprise value and companies in the same industry.  In addition, for each executive the Compensation Committee considers historic salary levels, work responsibilities and compensation relative to other executives at the Company.  The Compensation Committee also considers general economic conditions, the Company’s performance and each individual’s performance.  Finally, the Compensation Committee utilizes market benchmark information described earlier in recommending the compensation and stock option grants to its executive officers so that their overall compensation is competitive with comparable companies.

The Company’s selection of the cash and stock-based equity incentive as the primary elements of executive compensation is in furtherance of the Company’s compensation program objectives.  The cash element, including the base salary and cash incentive program, along with the stock-based equity incentive element help the Company to achieve the objective of attracting, motivating and retaining executives who drive the Company’s success.  The Company has determined that the aforementioned elements help to achieve the Company’s compensation objectives and that additional compensation elements are not required.

Impact of accounting and tax treatments on compensation.  The Company reviews the compensation provided to executive officers in conjunction with the potential tax consequences that may result with respect to certain compensation elements.  For example, Section 162(m) of the Internal Revenue Code limits the Company’s ability to deduct, for income tax purposes, compensation in excess of $1.0 million paid to the chief executive officer, the chief financial officer and the three most highly compensated executive officers of the Company (other than the chief executive officer and chief financial officer) in any year, unless the compensation qualifies as “performance-based compensation.”  Equity awards that the Company grants under its 2001 Nonqualified Stock Plan do not qualify as "performance-based compensation" because the Plan has not been approved by the Company's stockholders.  In 2008, the aggregate base salaries, bonuses and other non-equity compensation of the Company’s executive officers did not exceed the $1.0 million limit.  The Compensation Committee does not expect that non-equity compensation will exceed the $1.0 million limit in the foreseeable future.  With respect to equity compensation, the Compensation Committee’s policy with respect to Section 162(m) is that it would prefer to cause compensation to be deductible by the Company; however, the Compensation Committee also weighs the need to provide appropriate incentives to the Company’s executive officers against the potential adverse tax consequences that may result under Section 162(m) from the grant of compensation that does not qualify as performance-based compensation.  The Compensation Committee has authorized and may continue to authorize compensation payments that do not qualify as performance-based compensation and that are in excess of the limits in circumstances when the Compensation Committee believes such payment is appropriate.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis with management, and based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

                    The Compensation Committee

                    Mark G. McGrath, Chairman
                    G. David Forney, Jr.
                    John K. Kerr
                    Charles K. Stewart

EXECUTIVE COMPENSATION

The following table provides summary information concerning compensation earned for services rendered to Aware in all capacities for the fiscal year ended December 31, 2008 by Aware’s chief executive officer, each person who served as Aware’s chief financial officer during 2008 and each other executive officer of Aware:

Summary Compensation Table for 2008

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (3)	Total ($)

Michael A. Tzannes Chief Executive Officer	2008	412,554	-	-	62,581	119,375	-	7,350	601,860
	2007	397,692	-	-	-	81,342	-	7,200	486,234
	2006	364,327	-	-	84,244	113,130	-	7,050	568,751

Edmund C. Reiter President	2008	354,514	-	-	54,758	122,500	-	7,350	530,122
	2007	332,692	-	-	-	127,148	-	7,050	466,890
	2006	305,731	-	-	69,647	114,000	-	7,022	496,400

Richard W. Gross Senior Vice President, Engineering	2008	283,631	-	-	98,771	11,563	-	7,551	401,516
	2007	272,692	-	-	83,126	16,268	-	7,051	379,137
	2006	247,865	-	-	70,220	-	-	6,805	324,890

Richard P. Moberg (4) Chief Financial Officer	2008	217,306	-	-	101,655	24,375	-	6,709	350,045
	2007	-	-	-	-	-	-	-	-
	2006	-	-	-	-	-	-	-	-

Keith E. Farris (5) Chief Financial Officer	2008	41,333	-	-	-	-	-	1,533	42,866
	2007	223,615	-	-	106,942	-	-	7,744	338,302
	2006	123,577	-	-	52,402	-	-	3,891	179,870
____________________________
(1)
For 2008, represents the dollar amount of expense recognized for financial statement reporting purposes with respect to 2008 attributable to stock options in accordance with FAS 123(R) but with no discount for estimated forfeitures.  For an explanation regarding the method of valuation of the Company’s option awards, see the heading “Stock-based equity incentive compensation” in our Compensation Discussion and Analysis.

(2)	For a discussion of the Non-Equity Incentive Plan Compensation, please see “Cash Incentive Compensation” in our Compensation Discussion and Analysis.
(3)
For 2008, all other compensation represents group term life insurance premiums paid by Aware on behalf of the executive officers and the following matching contributions by Aware under its 401(k) plan for the benefit of the named executive officers in 2008;  Michael Tzannes-$6,900; Edmund Reiter-$6,900; Richard Gross-$6,907; and Richard Moberg-$6,231.  Perquisites and other benefits were less than $10,000 in the aggregate for each named executive officer.

(4)	Mr. Moberg became our chief financial officer on February 15, 2008.
(5)	Mr. Farris resigned as our chief financial officer on February 15, 2008.

Grants of Plan-Based Awards in 2008

	Grant	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Date	Threshold ($)	Target ($)	Maximum ($)(1)	Threshold (#)	Target (#)	Maximum (#)	Units (#)	Option (#)(2)	Awards ($/Sh)	Awards ($)(3)

Michael A. Tzannes	05/23/2008	-	-	150,000	-	-	-	-	172,800	3.44	333,763

Edmund C. Reiter	05/23/2008	-	-	200,000	-	-	-	-	151,200	3.44	292,043

Richard W. Gross	05/23/2008	-	-	25,000	-	-	-	-	43,200	3.44	83,441

Richard P. Moberg	02/20/2008	-	-	50,000	-	-	-	-	200,00	3.77	406,620

Keith E. Farris	N/A	-	-	-	-	-	-	-	-	-	-

(1)   For a discussion of the Non-Equity Incentive Plan Compensation, please see “Cash Incentive Compensation” in our Compensation Discussion and Analysis.
(2)   The option grant to Michael Tzannes, Edmund Reiter and Richard Gross vests in sixteen (16) quarterly installments through March 31, 2012 with an expiration date of May 23, 2018.  The option grant to Richard Moberg vests in sixteen (16) quarterly installments through December 31, 2011 with an expiration date of February 20, 2018.
(3)   The value of option awards is calculated in accordance with FAS 123(R) and using a Black-Scholes valuation model with the following assumptions: exercise price and fair market value of $3.44, volatility of 51%, expected term of 7.16 years, and risk-free interest rate of 3.16% for the option award to Mr. Tzannes, Mr. Reiter and Mr. Gross, and exercise price and fair market value of $3.77, volatility of 51%, expected term of 6.86 years, and risk-free interest rate of 2.75% for the option award to Mr. Moberg

Outstanding Equity Awards At December 31, 2008

The following table summarizes the stock options outstanding as of December 31, 2008 held by our named executive officers.  Our named executive officers did not hold any restricted stock or other equity incentive plan awards as of December 31, 2008.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Option (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Michael A. Tzannes	453,752	-		-	$3.27	10/14/13	-	-	-	-
	125,000	-		-	$2.95	09/08/14	-	-	-	-
	800,000	-		-	$6.07	02/09/15	-	-	-	-
	32.400	140,400	(4)	-	$3.44	05/23/18	-	-	-	-

Edmund C. Reiter	326,635	-		-	$3.27	10/14/13	-	-	-	-
	100,000	-		-	$2.95	09/08/14	-	-	-	-
	600,000	-		-	$6.07	02/09/15	-	-	-	-
	28,350	122,850	(4)	-	$3.44	05/23/18	-	-	-	-

Richard W. Gross	201,501	-		-	$3.27	10/14/13	-	-	-	-
	50,000	-		-	$2.95	09/08/14	-	-	-	-
	42,500	-		-	$6.07	02/09/15	-	-	-	-
	30,000	10,000	(1)	-	$5.58	02/22/16	-	-	-	-
	37,500	37,500	(2)	-	$5.06	02/12/17	-	-	-	-
	8,100	35,100	(4)	-	$3.44	05/23/18	-	-	-	-

Richard P. Moberg	50,000	150,000	(3)	-	$3.77	02/20/18	-	-	-	-

Keith E. Farris (5)	-	-		-	-	-	-	-	-	-

(1)	Vests in 4 quarterly installments on the last day of each quarter from March 31, 2009 through December 31, 2009.
(2)	Vests in 8 quarterly installments on the last day of each quarter from March 31, 2009 through December 31, 2010.
(3)	Vests in 12 quarterly installments on the last day of each quarter from March 31, 2009 through December 31, 2011.
(4)	Vests in 13 quarterly installments on the last day of each quarter from March 31, 2009 through March 31, 2012.
(5)	Mr. Farris resigned as our chief financial officer on February 15, 2008.

Option Exercises and Stock Vested in 2008

The following table summarizes the options exercised during the year ended December 31, 2008 and the value realized upon exercise:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Michael A. Tzannes	-	-	-	-

Edmund C. Reiter	-	-	-	-

Richard W. Gross	-	-	-	-

Richard P. Moberg	-	-	-	-

Keith E. Farris	-	-	-	-

Post-Employment Compensation

Pension Benefits Table

We do not have any tax-qualified or non-qualified defined benefit plans or supplemental executive retirement plans.

Non-qualified Deferred Compensation Table

We do not have any non-qualified defined contribution plans or other non-qualified deferred compensation plans.

Potential Payments Upon Termination or Change in Control

Aware’s executive officers do not have any agreements different from other employees with respect to payments or benefits received as a result of a termination, retirement and change in control.  The payments and benefits include accrued vacation pay and health plan continuation.  There are no severance payments or acceleration in the vesting of stock options that are required as a result of a termination, retirement or change in control.

DIRECTOR COMPENSATION

Members of the Board of Directors did not receive an annual retainer in 2008.  Aware reimburses each director for expenses incurred in attending meetings of the board of directors.  Members of the Board of Directors will not receive an annual retainer for 2009.

In May 2008, the Board of Directors of Aware approved a Compensation Committee recommendation to compensate non-employee directors through grants of nonqualified options under Aware’s 2001 Stock Option Plan.   Each non-employee director received a grant of options based upon a cash equivalent of $70,000 for serving as a director of Aware.  Additional options were provided to the Board chair as well as chairs of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.  The exercise price of each option is equal to the closing price of the common stock on the Nasdaq Global Market on the date of grant.  Each option has a term of ten years. The options granted in 2008 vest over a period of two years.  The following table provides information about these grants.

Non-Employee Director Compensation Table for 2008

Name	Fees Earned or paid in Cash ($)	Stock Awards ($)	Option Awards ($)(7)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

John K. Kent (1)	-	-	76,258	-	-	-	76,258

G. David Forney, Jr. (2)	-	-	47,618	-	-	-	47,618

Adrian F. Kruse (3)	-	-	55,933	-	-	-	55,933

Mark McGrath (4)	-	-	60,179	-	-	-	60,179

Charles K. Stewart (5)	-	-	11,314	-	-	-	11,314

Frederick D. D’Alessio (6)	40,000	-	4,566	-	-	-	44,566

(1)
In 2008, John K. Kerr received the cash equivalent of $70,000 in options for serving as a director of Aware, and the cash equivalent of $40,000 in options for serving as chairman of the board of directors.  268,750 options were outstanding as of 12/31/08, of which 215,437 were exercisable as of 12/31/08.

(2)
In 2008, G. David Forney, Jr. received the cash equivalent of $70,000 in options for serving as a director of Aware and the cash equivalent of $10,000 in options for serving as chairman of the nominating and corporate governance committee.  180,599 options were outstanding as of 12/31/08, of which 145,474 were exercisable as of 12/31/08.

(3)
In 2008, Adrian F. Kruse received the cash equivalent of $70,000 in options for serving as a director of Aware and the cash equivalent of $16,000 in options for serving as chairman of the audit committee.  132,200 options were outstanding as of 12/31/08, of which 92,075 were exercisable as of 12/31/08.

(4)
In 2008, Mark G. McGrath received the cash equivalent of $70,000 in options for serving as a director of Aware and the cash equivalent of $15,000 in options for serving as chairman of the compensation committee.  81,700 options were outstanding as of 12/31/08, of which 39,387 were exercisable as of 12/31/08.

(5)
Charles K. Stewart became a director of Aware on September 18, 2008.  On his appointment, Mr. Stewart received 25,000 options.  25,000 options were outstanding as of 12/31/08, of which 6,250 were exercisable as of 12/31/08.

(6)
Frederick D’Alessio, a director of Aware, resigned as a director effective May 21, 2008.  In recognition of his years of service, the Compensation Committee approved a payment of $40,000 to Mr. D’Alessio which was paid on May 21, 2008.  No options were outstanding or exercisable as of 12/31/08.

(7)
Represents the dollar amount of expense recognized for financial statement reporting purposes with respect to 2008 attributable to stock options in accordance with FAS 123(R) but with no discount for estimated forfeitures.  For an explanation regarding the method of valuation of the Company’s option awards, see the heading “Stock-based equity incentive compensation” in our Compensation Discussion and Analysis.   The grant date fair value of stock and option awards granted in 2008 were as follows:  Mr. Kerr-$91,746.25; Mr. Forney-$66,829.90; Mr. Kruse-$71,851.80; Mr. McGrath-$70,886.05 and Mr. Stewart-$45,257.50.  Option awards valued in each case calculated in accordance with FAS 123(R) and using a Black-Scholes valuation model with the following assumptions: exercise price and fair market value of $3.44, volatility of 51%, expected term of 7.16 years, and risk-free rate of 3.16% for the option awards to Messrs. Kerr, Forney, Kruse and McGrath, and  exercise price and fair market value of $3.12, volatility of 54%, expected term of 7.08 years, and risk-free rate of 3.11% for the option award to Mr. Stewart.

REPORT OF THE AUDIT COMMITTEE

The purpose of the audit committee is to assist the board of directors in its general oversight of Aware’s financial reporting process. The Audit Committee Charter describes in greater detail the full responsibilities of the committee and is included in this proxy statement as ANNEX A and is available on Aware’s website at www.aware.com. The audit committee is comprised solely of independent directors as defined by the listing standards of the Nasdaq Stock Market.

Management is responsible for the preparation, presentation and integrity of Aware’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15 (e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15 (f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. PricewaterhouseCoopers LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on the effectiveness of internal control over financial reporting.

During the course of 2008, management continued to document, test and evaluate Aware’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and PCAOB Auditing Standard No. 5 regarding the audit of internal control over financial reporting. The audit committee was kept apprised of the progress of the evaluation and provided oversight to management during the process. In connection with this oversight, the committee received periodic updates provided by management and PricewaterhouseCoopers LLP at regularly scheduled committee meetings. The committee reviewed the report of management contained in Aware’s Annual Report on Form l0-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission, as well as PricewaterhouseCoopers LLP’s Report of Independent Registered Public Accounting Firm included in Aware’s Annual Report on Form  l0-K related to its audit of (i) the consolidated financial statements and financial statement schedule and (ii) the effectiveness of internal control over financial reporting. The audit committee continues to oversee Aware’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in 2008.

The audit committee has reviewed and discussed the consolidated financial statements with management and PricewaterhouseCoopers LLP, Aware’s independent auditors. The audit committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and PCAOB “Auditing Standard No. 5, “An Audit of Internal Control Over Financial Reporting Performed that is Integrated with an Audit of Financial Statements.” In addition, PricewaterhouseCoopers LLP has provided the audit committee with the written disclosures and the letter required by the Independence Standards Board Standard No.1, as amended, “Independence Discussions with Audit Committees,” and the audit committee has discussed with PricewaterhouseCoopers LLP their firm's independence.

Based on the review of the consolidated financial statements and discussions with and representations from management and PricewaterhouseCoopers LLP referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in Aware’s Annual Report on Form 10-K for 2008, for filing with the Securities and Exchange Commission.

The audit committee

Adrian F. Kruse, Chairman
John K. Kerr
Mark G. McGrath

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

At the close of business on March 31, 2009, there were issued and outstanding 23,281,204 shares of common stock entitled to cast 23,281,204 votes.  On March 31, 2009, the closing price of Aware’s common stock as reported by the Nasdaq Global Market was $2.10 per share.

Principal stockholders

The following table provides information about the beneficial ownership of Aware’s common stock as of March 31, 2009 by:

•	each person known by Aware to own beneficially more than five percent of Aware’s common stock;
•	each of Aware’s directors;
•	each of Aware’s executive officers; and
•	all of Aware’s current executive officers and directors as a group.

In accordance with Securities and Exchange Commission rules, beneficial ownership includes any shares for which a person has sole or shared voting power or investment power and any shares of which the person has the right to acquire beneficial ownership within 60 days after March 31, 2009 through the exercise of any option or otherwise.  Except as noted below, Aware believes that the persons named in the table have sole voting and investment power with respect to the shares of common stock set forth opposite their names.  The inclusion of shares listed as beneficially owned does not constitute an admission of beneficial ownership.  Percentage of beneficial ownership is based on 23,281,204 shares of common stock outstanding as of March 31, 2009.  In calculating a person’s percentage ownership, Aware has treated as outstanding any shares that the person has the right to acquire within 60 days of March 31, 2009.  All shares included in the “Right to acquire” column represent shares subject to outstanding stock options exercisable within 60 days after March 31, 2009.  The information as to each person has been furnished by such person.

On March 5, 2009, Aware launched a tender offer to purchase up to 3,500,000 shares of its common stock.  On April 3, 2009, Aware amended and extended the tender offer until April 17, 2009.  The following table does not reflect the results of the tender offer.  The number of shares beneficially owned and the percent beneficially owned by each person named in the table may change based on the results of the tender offer.

	Number of shares beneficially owned
Name	Outstanding shares	Right to acquire	Total number	Percent beneficially owned

John S. Stafford, Jr. (1) 230 S. LaSalle Street, Suite 688 Chicago, IL 60604	4,031,852	0	4,031,852	17.3%
John S. Stafford, III (2) 230 S. LaSalle Street, Suite 688 Chicago, IL 60604	2,091,408	0	2,091,408	9.0%
Dimensional Fund Advisors Inc (3). 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	1,454,888	0	1,454,888	6.2%
James M. Stafford (4) 230 S. LaSalle Street, Suite 688 Chicago, IL 60604	1,358,251	0	1,358,251	5.8%
State of Wisconsin Investment Board (5) P.O. Box 7842 Madison, WI 53707	1,312,080	0	1,312,080	5.6%
John K. Kerr	693,588	194,999	888,587	3.8%
Michael A. Tzannes (6)	111,033	1,421,952	1,532,985	6.6%
Edmund C. Reiter	10,161	1,064,435	1,074,596	4.6%
Richard W. Gross	8,000	379,488	387,488	1.7%
Richard P. Moberg	0	62,500	62,500	*
Mark G. McGrath	149,613	46,787	196,400	*
G. David Forney, Jr.	30,000	121,736	151,736	*
Adrian F. Kruse	10,000	99,224	109,224	*
Charles K. Stewart	1,086,221	9,375	1,095,596	4.7%

All directors and executive officers as a group (9 persons)	2,098,616	3,400,496	5,499,112	23.6%
____________________________________
*  Less than one percent.
(1)	The number of shares beneficially owned by John S. Stafford, Jr. is based upon information in a Form 4 filed by John S. Stafford, Jr. on January 16, 2009.
(2)	The number of shares beneficially owned by John S. Stafford, III is based upon information in a Schedule 13G/A filed by John S. Stafford, III on February 17, 2009.
(3)	The number of shares beneficially owned by Dimensional Fund Advisors Inc. is based upon information in a Schedule 13G/A filed by Dimensional Fund Advisors Inc. on February 9, 2009.
(4)	The number of shares beneficially owned by James M. Stafford is based upon information in a Schedule 13G filed by James M. Stafford on February 14, 2003.
(5)	The number of shares beneficially owned by the State of Wisconsin Investment Board is based upon information in a Schedule 13G/A filed by the State of Wisconsin Investment Board on January 30, 2009.
(6)	Includes 20,000 shares held by a private charitable foundation, of which Mr. Tzannes and his wife are trustees.

Equity compensation plan information

The following table sets forth additional information as of December 31, 2008, regarding securities authorized for issuance under our existing equity compensation plans and arrangements, divided between plans approved by our stockholders and plans or arrangements that were not required to be and were not submitted to our stockholders for approval.

The equity compensation plans approved by our stockholders are our 1996 Stock Option Plan and 1996 Employee Stock Purchase Plan.  Our 2001 Nonqualified Stock Plan was not approved by our stockholders.  Our board of directors approved the 2001 Nonqualified Stock Plan in April 2001 and amended it in July 2002.

Plan category	Number of shares to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (#)
	(a)	(b)	(c)
Equity compensation plans approved by stockholders:
1996 Stock Option Plan	3,039,671	$5.02	__
1996 Employee Stock Purchase Plan	__	__	132,660
Equity compensation plans not approved by stockholders:
2001 Nonqualified Stock Plan	4,499,322	$4.45	3,096,178
Total	7,538,993	$4.68	3,228,838

Description of the 2001 Nonqualified Stock Plan

The following summary of some of the provisions of the 2001 Nonqualified Stock Plan, as amended, is qualified in its entirety by reference to the full text of the plan.  The 2001 plan permits the grant of (1) nonqualified stock options, which are options that do not qualify as incentive stock options, (2) restricted stock awards, (3) unrestricted stock awards and (4) performance share awards.  The maximum number of shares of common stock issuable in connection with awards granted under the 2001 plan is 8,000,000 shares.

The 2001 plan is administered by a committee consisting of at least two directors who are both “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act.  Except as specifically reserved to the board under the terms of the 2001 plan, the committee has full and final authority to operate, manage and administer the 2001 plan on behalf of Aware. Aware’s compensation committee, currently consisting of Messrs. McGrath, Forney, Kerr and Stewart, administers the 2001 plan.

The committee fixes the term of each stock option granted under the 2001 plan at the time of grant.  No stock option shall be exercisable more than 10 years after the date of grant. The committee has the authority to determine the time or times at which stock options granted under the plan may be exercised.  With respect to grants of restricted stock, the committee will specify at the time of grant the dates or performance goals on which the non-transferability of the restricted stock and Aware’s right of repurchase shall lapse.  With respect to performance share awards, the committee shall determine the performance goals applicable under each award and the time period over which performance is to be measured.

The committee will determine at the time of grant the exercise price per share of the common stock covered by an option grant, or the purchase price per share of restricted or unrestricted stock.  The exercise price per share of a stock option and the purchase price per share of a restricted stock grant may not be less than fair market value on the date of grant.

Except as otherwise provided, stock options granted under the 2001 plan are not exercisable following termination of the holder’s employment.  Our stock option agreements typically provide for our employees (other than directors and officers) that in the event of termination of an option holder’s employment, options will be exercisable, to the extent of the number of shares then vested, (a) for one year following the termination of the holder’s employment if such termination is the result of permanent and total disability, (b) by the holder’s executors, administrators or any person to whom the option may be transferred by will or by the laws of descent and distribution, for one year following the termination of employment if such termination is the result of the holder’s death or (c) for six months after the date of termination of the holder’s employment by the holder, by the Company or by Normal Retirement (as defined in the Plan).  Our stock option agreements typically provide for our directors and officers that in the event of termination of an option holder’s employment, options will be exercisable, to the extent of the number of shares then vested, (a) for two years following the termination of the holder’s employment if such termination is the result of permanent and total disability, (b) by the holder’s executors, administrators or any person to whom the option may be transferred by will or by the laws of descent and distribution, for two years following the termination of employment if such termination is the result of the holder’s death or (c) for two years after the date of termination of the holder’s employment by the holder, by the Company or by Normal Retirement (as defined in the Plan).  However, in no event will a new option be exercisable after its expiration date.

In the event that Aware effects a stock dividend, stock split or similar change in capitalization affecting its stock, the committee shall make appropriate adjustments in (a) the number and kind of shares of stock or securities with respect to which awards may thereafter be granted, (b) the number and kind of shares remaining subject to outstanding awards under the plan, and (c) the option or purchase price in respect of such shares.  The 2001 plan provides that if Aware merges, consolidates, dissolves or liquidates, the committee may, in its sole discretion, as to any outstanding award, make such substitution or adjustment in the total number of shares reserved for issuance and in the number and purchase price of shares subject to such awards as it may determine, or accelerate, amend or terminate such awards upon such terms and conditions as it shall provide.

The board of directors of Aware may amend or discontinue the 2001 plan at any time.  The committee may at any time amend or cancel an outstanding award granted under the plan.  In either case, no such action may adversely affect rights under any outstanding award without the holder’s consent.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Aware’s executive officers and directors, as well as persons who beneficially own more than ten percent of Aware’s common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission.  Regulations of the Securities and Exchange Commission require these executive officers, directors and stockholders to furnish Aware with copies of all Section 16(a) forms they file.

Based solely upon a review of the Forms 3, 4 and 5 and amendments thereto furnished to Aware with respect to 2008, or written representations that Form 5 was not required for 2008, Aware believes that all Section 16(a) filing requirements applicable to its executive officers, directors and greater-than-ten-percent stockholders were fulfilled in a timely manner.

INDEPENDENT ACCOUNTANTS

The audit committee has selected PricewaterhouseCoopers LLP as independent accountants to audit the financial statements of Aware for the year ending December 31, 2009.  PricewaterhouseCoopers LLP has served as Aware’s principal independent accountants since May 1999.

Fees for professional services

The following table provides the fees Aware paid to PricewaterhouseCoopers LLP for professional services rendered for 2008 and 2007.  Audit Fees consist of aggregate fees billed for professional services rendered for the audit of our annual financial statements and review of the interim financial statements included in quarterly reports or services that are normally provided by the independent auditor in connection with statutory and regulatory filings or engagements for the fiscal years ended December 31, 2008 and December 31, 2007, respectively.  In 2007 & 2008, audit fees also include fees for professional services rendered for the audits of the effectiveness of internal controls over financial reporting.  Audit-Related Fees consist of aggregate fees billed for assurance and related services, such as assisting with the implementation of new accounting principles, that are reasonably related to the performance of the audit or review of our financial statements, and review of regulatory matters and are not reported under “Audit Fees.”  Tax Fees consist of aggregate fees billed for professional services for tax compliance, tax advice and tax planning.   All Other Fees consist of aggregate fees billed for products and services provided by the independent auditor, other than those disclosed above.   All Other Fees in 2008 included $62,500 related to a study concerning whether and to what extent Aware’s net operating losses are subject to limitations under Internal Revenue Code Section 382 regarding changes in ownership.

	2008 Fees	2007 Fees
Audit Fees	$210,900	$216,000
Audit-Related Fees	0	0
Tax Fees	0	0
All Other Fees	62,500	13,500

Attendance at annual meeting

Aware expects that representatives of PricewaterhouseCoopers LLP will be present at the annual meeting.  They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

Pre-approval policies and procedures

At present, our audit committee approves each engagement for audit or non-audit services before we engage PricewaterhouseCoopers LLP to provide those services.  However, the audit committee may delegate to members of the committee the authority to pre-approve audit and non-audit services.  The decisions of any committee member to whom pre-approval authority is delegated must be presented to the full audit committee at its next scheduled meeting.

Our audit committee has not established any pre-approval policies or procedures that would allow our management to engage PricewaterhouseCoopers LLP to provide any specified services with only an obligation to notify the audit committee of the engagement for those services.  None of the services provided by PricewaterhouseCoopers LLP for 2007 or 2008 was obtained in reliance on the waiver of the pre-approval requirement afforded in SEC regulations.

STOCKHOLDER PROPOSALS

If any stockholder would like to include any proposal in Aware’s proxy materials for its next annual meeting of stockholders or special meeting in lieu thereof, the stockholder must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934.  Among other requirements, Aware must receive the proposal at its executive offices no later than December 12, 2009.  If any stockholder would like to submit a proposal for that meeting outside the processes of Rule 14a-8, notice of the proposal will be considered untimely under Rule 14a-4(c)(1) if Aware receives the notice after February 26, 2010.

AVAILABLE INFORMATION

Stockholders of record on April 15, 2009 will receive copies of this proxy statement and Aware’s 2008 annual report to stockholders, which contains detailed financial information concerning Aware.  Aware will mail, without charge, a copy of Aware’s annual report on Form 10-K (excluding exhibits) to any stockholder whose proxy Aware is soliciting if the stockholder requests it in writing.  Please submit any such written request to Mr. Richard P. Moberg, Chief Financial Officer, Aware, Inc., 40 Middlesex Turnpike, Bedford, Massachusetts 01730.

ANNEX A

Aware, Inc.

Audit Committee Charter

I.  Organization

Charter.  This charter governs the operations of the Audit Committee (the “Committee”).  The Committee shall review and reassess the charter at least annually and obtain the approval of the Board of Directors (the “Board”).  This charter supersedes all prior charters of the Committee.

Members.  The Committee members shall be members of, and appointed by, the Board and shall consist of at least three directors, each of whom shall meet the independence and other requirements of applicable law and the listing standards of The Nasdaq Stock Market, Inc. (“Nasdaq”).  Committee members shall be subject to annual reconfirmation and may be removed by the Board at any time.  The Board shall also designate a Committee Chairperson.

Meetings.  In order to discharge its responsibilities, the Committee shall each year establish a schedule of meetings; additional meetings may be scheduled as required.

Quorum; Action by Committee.  A quorum of any Committee meeting shall be at least two members.  All determinations of the Committee shall be made by a majority of its members present at a meeting duly called and held, except as specifically provided herein (or where only two members are present, by unanimous vote).  A decision or determination of the Committee reduced to writing and signed by all of the members of the Committee shall be fully as effective as if it had been made at a meeting duly called and held.

Agenda, Minutes and Reports.  An agenda, together with materials relating to the subject matter of each meeting, shall be sent to members of the Committee prior to each meeting.  Minutes for all meetings of the Committee shall be prepared to document the Committee’s discharge of its responsibilities.  The minutes shall be circulated in draft form to all Committee members to ensure an accurate final record, shall be approved at a subsequent meeting of the Committee and shall be distributed periodically to the full Board.  The Committee shall make regular reports to the Board.

II.  Purpose

The Committee shall provide assistance to the Board in fulfilling their oversight responsibility to the shareholders, the investment community, and others relating to:  the integrity of the Company’s financial statements; the systems of disclosure controls and internal controls over financial reporting; the performance of the Company’s independent auditor; the independent auditor’s qualifications and independence; and the Company’s compliance with ethics policies and legal and regulatory requirements.  In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee, independent auditor, and management of the Company.

III.  Duties and Responsibilities

The primary responsibility of the Committee is to oversee the Company’s financial reporting process on behalf of the Board and report the results of their activities to the Board.  While the Committee has the responsibilities and powers set forth in this charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles, nor can the Committee certify that the independent auditor is “independent” under applicable rules.  Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company.  The independent auditor is responsible for auditing the Company’s financial statements and for reviewing the Company’s unaudited interim financial statements.

The Committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances.  The Committee should take appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices, and ethical behavior.  The following shall be the principal duties and responsibilities of the Committee.  These are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

The Committee shall be directly responsible for the appointment, compensation, retention, and termination of the independent auditor, and the independent auditor must report directly to the Committee.  The Committee also shall be directly responsible for the oversight of the work of the independent auditor, including resolution of disagreements between management and the auditor regarding financial reporting.  The Committee shall pre-approve all audit and non-audit services provided by the independent auditor and shall not engage the independent auditor to perform the specific non-audit services proscribed by law or regulation.  The Committee may delegate pre-approval authority to a member of the Committee.  The decisions of any Committee member to whom pre-approval authority is delegated must be presented to the full Committee at its next scheduled meeting.

At least annually, the Committee shall obtain and review a report or reports by the independent auditor describing:

The firm’s internal quality control procedures; and

All relationships between the independent auditor and the Company consistent with Independence Standards Board Standard 1 (to assess the auditor’s independence).

The Committee will actively engage in a dialogue with the auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditor and take appropriate action to oversee the independence of the auditor.

The Committee shall set clear hiring policies for employees or former employees of the independent auditor that meet the SEC regulations and stock exchange listing standards.

The Committee shall discuss with the independent auditor the overall scope and plans for the audit, including the adequacy of staffing and compensation, the result of the annual audit examination and accompanying management letters, and the results of the independent auditor’s procedures with respect to interim periods.  Also, the Committee shall discuss with management and the independent auditor (a) the adequacy and effectiveness of the Company’s internal control over financial reporting (including any significant deficiencies and significant changes in internal control over financial reporting reported to the Committee by the independent auditor or management); and (b) the adequacy and effectiveness of the Company’s disclosure controls and procedures, and management reports thereon.

The Committee shall meet separately periodically with management and the independent auditor to discuss issues and concerns warranting Committee attention.  The Committee shall provide sufficient opportunity for the independent auditor to meet privately with the members of the Committee.  The Committee shall review with the independent auditor any audit problems or difficulties and management’s response.

The Committee shall receive and review reports from the independent auditor, prior to the filing of its audit report with the SEC, on all critical accounting policies and practices of the Company, all material alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, including the ramifications of the use of such alternative treatments and disclosures and the treatment preferred by the independent auditor, and other material written communications between the independent auditor and management.

The Committee shall review and discuss with management and the independent auditor earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

The Committee shall review with management and the independent auditor the year end audited financial statements and interim financial statements, and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations to be included in the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, including their judgment about the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.  Also, the Committee shall discuss the results of the annual audit and the quarterly review and any other matters required to be communicated to the Committee by the independent auditor under generally accepted auditing standards.  If deemed appropriate, the Committee shall recommend to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year.

The Committee shall inquire of management of the Company as to any material violations of securities laws, breaches of fiduciary duty or violations of the Company’s code of ethics.

The Committee shall review and approve all related party transactions.  For these purposes, the term “related party transaction” shall refer to transactions required to be disclosed pursuant to Securities and Exchange Commission Regulation S-K, Item 404.

The Committee shall establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

The Committee shall receive corporate attorneys’ reports of evidence of a material violation of securities laws or breaches of fiduciary duty.

The Committee shall prepare its report to be included in the Company’s annual proxy statement as required by SEC regulations.

The Committee shall perform an evaluation of its performance at least annually to determine whether it is functioning effectively.

IV.  Other

Access to Records, Advisers and Others.  In discharging its responsibilities, the Committee shall have full access to any relevant records of the Company and may retain, at Company expense, independent advisers (including legal counsel, accountants and consultants) as it determines necessary to carry out its duties.  The Committee shall have the ultimate authority and responsibility to engage or terminate any such independent advisers and to approve the terms of any such engagement and the fees to be paid to any such adviser.  The Committee may also request that any officer or other employee of the Company, the Company’s outside counsel or any other person meet with any members of, or independent advisers to, the Committee.

Funding.  The Company shall provide for appropriate funding, as determined by the Committee, for payment of

(i)	compensation to any independent auditor;
(ii)	compensation to advisers employed by the Committee; and
(iii)	ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

Delegation.  The Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Committee.

Committee Members

Adrian Kruse (Chair)

John K. Kerr

Mark G. McGrath

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000004 000000000.000000 ext 000000000.000000 ext
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DESIGNATION (IF ANY) 000000000.000000 ext 000000000.000000 ext
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Electronic Voting Instructions
ADD 2
ADD 3 You can vote by Internet or telephone!
ADD 4 Available 24 hours a day, 7 days a week!
ADD 5
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
ADD 6
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 20, 2009.
X
Vote by Internet
• Log on to the Internet and go to www.envisionreports.com/AWRE
• Follow the steps outlined on the secured website.
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.
123456 C0123456789 12345 Annual Meeting Proxy Card
. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. .
A To elect the following Class I directors of Aware — The Board of Directors recommends a vote FOR all the listed nominees.
1. Nominees: For Withhold For Withhold For Withhold
01 - G. David Forney, Jr.
+
02 - Charles K. Stewart
03 - Michael A. Tzannes
B Proposal — The Board of Directors recommends a vote FOR approving amendments to existing equity plans.
For Against Abstain
2. To approve amendments to existing equity plans to allow for an option exchange program for all employees other than directors and executive officers.
C Non-Voting Items
Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting.
D Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please givefull title.
Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.
MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE
C 1234567890 J N T 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND
+ MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND
31DV 0216641 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND
<STOCK#> 011RIB

. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. .
Proxy — Aware, Inc.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AWARE, INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 20, 2009
The undersigned stockholder of Aware, Inc. (the “Company”), revoking all prior proxies, hereby appoints Michael A. Tzannes, Edmund C. Reiter and William R. Kolb, or any of them acting singly, proxies, with full power of substitution, to vote all shares of capital stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at The Doubletree Hotel Biston/Bedford Glen, 44 Middlesex Turnpike, Bedford, Massachusetts, on Wednesday, May 20, 2009, beginning at 10:00 A.M., local time, and at any adjournments thereof, upon matters set forth in the Notice of Annual Meeting of Stockholders dated April 20, 2009 and the related Proxy Statement, copies of which have been received by the undersigned, and in their discretion upon any business that may properly come before the Annual Meeting or any adjournments thereof. Attendance of the undersigned at the Annual Meeting or any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate in writing the intention of the undersigned to vote the shares represented hereby in person prior to the exercise of this proxy.
THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN WITH RESPECT TO THE PROPOSALS SET FORTH ON THE REVERSE SIDE, WILL BE VOTED FOR THE PROPOSAL OR OTHERWISE IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS.
Please promptly sign and date this proxy and mail it in the enclosed envelope to ensure representation of your shares. No postage need be affixed if mailed in the United States.
A STOCKHOLDER WISHING TO VOTE IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS NEED ONLY SIGN AND DATE THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.